Exhibit 99.1

Helios and Matheson expects to report $101,000 Net Income for Q1 2013

Net Revenue increases by 20% in first quarter of 2013 as compared to 2012

NEW YORK, New York, April 25, 2013 — Helios and Matheson Information Technology Inc (the “Company”) (NASDAQ: HMNY), a 30 year old IT services organization focused on the banking, financial services, insurance and healthcare sectors, is providing the following preliminary (unaudited) information regarding the results of its operations for the first quarter of the year ended March 31, 2013:

For Q1 2013, the Company expects to report net income of $101,000 or $0.04 per diluted share (EPS) for the first quarter of 2013 compared to net income of $14,000 or $0.01 per diluted share for the first quarter of 2012. Income from operations remains stable at approximately $103,000 for Q1 2013 and Q1 2012. Q1 2012 net income had non recurring expenses of about $84,000.

The Company continues to be debt free. The Company expects to close the first quarter of 2013 with total assets of $5.3 million and total liabilities of $1.1 million.

	Three Months Ended
(In 000s except per share amounts)	03/31/13	03/31/12
	(Unaudited)	(Unaudited)
Revenue	$3,203	$2,679
Gross Profit	$674	$640
Income from operations	$103	$102
Net Income	$101	$14
EPS per basic share	$0.04	$0.01
Dividend Per share	$0.09	$0.00
Cash and Cash Equivalent	$2.04	$1.95

The Company expects that gross margin will be at 21% for the first quarter of 2013 as compared to 24% in the first quarter of 2012 due to a change in revenue mix with increase in revenue. Selling, general and administrative costs are expected to be $571,000 in the first quarter of 2013, which would be an increase of 6% from the first quarter in 2012 due to an investment in additional personnel to strengthen the team.

About Helios and Matheson Information Technology Inc

Helios and Matheson Information Technology Inc is a 30 year old IT services organization focused on the banking, financial services, insurance and healthcare sectors. Its common stock is traded on the Nasdaq Global Market under the ticker symbol “HMNY”.

Forward Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in the Helios and Matheson Information Technology Inc. Annual Report on Form 10-K for the year ended December 31, 2012 and more recent reports filed with the SEC. Helios and Matheson Information Technology Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:      Umesh Ahuja

                     703 691 0400 Ext 1046

                     uahuja@hmny.com

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)

Revenues	$3,202,831	$2,679,131
Cost of revenues	2,528,410	2,038,635
Gross profit	674,421	640,496
Operating expenses:
Selling, general & administrative	568,838	533,910
Depreciation & amortization	2,472	5,018
	571,310	538,928
Income from operations	103,111	101,568
Other income(expense):
Early lease termination fee	-	(82,548)
Interest income-net	730	923
	730	(81,625)
Income before income taxes	103,841	19,943
Provision for income taxes	3,000	6,000
Net Income	100,841	13,943
Other comprehensive Income - foreign currency adjustment	31	1,735
Comprehensive Income	$100,872	$15,678

Net income per share
Basic & Diluted	$0.04	$0.01
Divident Per share	$0.09	$-

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,044,386	$2,861,733
Accounts receivable- less allowance for doubtful accounts of $38,420 at March 31, 2013, and $32,421 at December 31, 2012	1,850,605	1,257,488
Unbilled receivables	62,086	21,490
Prepaid expenses and other current assets	144,602	130,571
Total current assets	4,101,679	4,271,282
Property and equipment, net	52,698	52,717
Security Deposit	1,000,000	1,000,000
Deposits and other assets	100,032	100,032
Total assets	$5,254,410	$5,424,031

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,110,496	$1,171,249

Total current liabilities	1,110,496	1,171,249

Shareholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of March 31, 2013, and December 31, 2012	-	-
Common stock, $.01 par value; 30,000,000 shares authorized; 2,330,438 issued and outstanding as of March 31, 2013 and December 31, 2012	23,304	23,304
Paid-in capital	37,855,740	37,855,740
Accumulated other comprehensive income (Loss) - foreign currency translation	(46,879)	(46,910)
Accumulated deficit	(33,688,251)	(33,579,352)
		-
Total shareholders' equity	4,143,914	4,252,782
Total liabilities and shareholders' equity	$5,254,410	$5,424,031

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$100,841	$13,943
Adjustments to reconcile net income to net cash provided/(used) in operating activities, net of acquired assets:
Depreciation and amortization	2,472	5,018
Provision for doubtful accounts	5,999	905
Changes in operating assets and liabilities:
Accounts receivable	(599,118)	246,551
Unbilled receivables	(40,596)	(70,483)
Prepaid expenses and other assets	(14,031)	29,458
Accounts payable and accrued expenses	(60,753)	(201,321)
Net cash used in/provided/by operating activities	(605,186)	24,071
Cash flows from investing activities:
Sale/(Purchase) of Property and Equipment	(2,453)	(924)
Deposits	-	(75,550)
Net cash used in investing activities	(2,453)	(76,474)
Cash flows from financing activities:
Dividend Paid	(209,739)	-
Net cash used in financing activities	(209,739)	-
Effect of foreign currency exchange rate changes on cash and cash equivalents	31	1,735
Net decrease in cash and cash equivalents	(817,347)	(50,668)
Cash and cash equivalents at beginning of period	2,861,733	1,998,158
Cash and cash equivalents at end of period	$2,044,386	$1,947,490

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$-

Cash paid during the period for income taxes - net of refunds	$1,381	$2,572